EXHIBIT 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas	Thomas Schiller
(949) 231-3061	(949) 231-4700
Skyworks Reports 22 Percent Revenue Growth and
59 Percent Operating Income Improvement in Q4 FY08
•	Delivers Record Quarterly Revenue of $233 Million vs. Guidance of $225 Million

•	Expands Non-GAAP Gross Margin to 40.8 Percent and Operating Margin to 15.5 Percent

•	Posts Record Non-GAAP Diluted EPS of $0.21

•	Generates $52 Million in Cash Flow from Operations and Retires $62 Million of 2010 and 2012 Convertible Debt

•	Guides to Sequential Revenue and Earnings Growth in December Quarter
WOBURN, Mass., November 6, 2008 — Skyworks Solutions, Inc. (NASDAQ: SWKS), an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity today announced record fourth fiscal quarter and year-end 2008 results. Revenue for the quarter was $232.6 million, a 22 percent increase when compared to $190.5 million in the year-ago period.
     On a non-GAAP basis, operating income for the fourth fiscal quarter was $36.0 million, up 59 percent from $22.7 million in the prior year. Non-GAAP diluted earnings per share for the quarter was $0.21 and $0.01 better than company guidance. On a GAAP basis, operating income for the fourth fiscal quarter was $28.0 million compared to $18.2 million in the year-ago timeframe. GAAP diluted earnings per share was $0.33 for the period, which included a $34.4 million benefit primarily relating to a tax valuation allowance reversal for deferred tax assets.
     For fiscal 2008, revenue was $860.0 million up 16 percent year-over-year from $741.7 million. Non-GAAP operating income was $120.9 million, up 51 percent year-over-year from $80.2 million, while diluted earnings per share was $0.71, up 48 percent

Q4FY08 Earnings Press	Release 2-2-2
from $0.48 in fiscal 2007. GAAP operating income was $90.4 million as compared to $58.5 million in fiscal 2007, with diluted earnings per share of $0.68 versus $0.36, respectively.
     “Skyworks’ record performance and growth outlook despite the slowing global economy demonstrates solid progress in our strategic plans to diversify, gain market share and deliver continued operational improvements,” said David J. Aldrich, president and chief executive officer of Skyworks. “In fact, the weakening industry backdrop is accelerating vendor share consolidation as both our linear and cellular handset customers increasingly award programs based on highly integrated, low-cost architectures, innovative roadmaps, operational scale and balance sheet strength. As a result, we are making faster strides towards realizing our vision of becoming the leader in analog-intensive, mobile connectivity semiconductor solutions and creating shareholder value.”
Business Highlights
•	Expanded quarterly gross margin to 40.8 percent on a non-GAAP basis (40.3 percent on a GAAP basis) — a 140 basis point year-over-year increase and the sixth consecutive quarter of improvement

•	Increased operating margin to 15.5 percent on a non-GAAP basis (12.0 percent on a GAAP basis) — a 360 basis point year-over-year improvement

•	Generated $174 million of cash flow from operations in fiscal 2008

•	Retired $62 million of 2010 and 2012 convertible debt in the fourth quarter, reducing future potential dilution by approximately 7 million equity shares

•	Doubled year-over-year smart phone front-end module shipments with over 40 million units in fiscal 2008

•	Secured a multi-year defense contract with Lockheed Martin to supply high-precision microwave components for the Aegis weapon system

•	Launched portfolio of voltage controlled oscillators, frequency synthesizers, mixers and amplifiers targeting home area networks and industrial automation applications

•	Ramped smart meter reader solutions in support of Itron and Sensus
First Fiscal Quarter 2009 Outlook
     “Diversification and new program ramps coupled with strong execution are enabling Skyworks to continue to grow our top and bottom lines even in the face of the

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broader industry downturn,” said Donald W. Palette, vice president and chief financial officer of Skyworks. “Specifically, we are forecasting December quarterly revenue to be $240 million as growth in new customer platforms more than offsets broad market softness. Operationally, we plan to further expand both gross and operating margins and expect to deliver non-GAAP diluted earnings per share of $0.23 for the quarter. We believe our guidance incorporates current market uncertainty and, at the same time, reflects Skyworks’ ability to outperform our addressable markets.”
     Estimated non-GAAP diluted earnings per share for the first fiscal quarter excludes approximately $6.6 million of FASB Statement No. 123(R) — related expenses.
     Non-GAAP results, which are a supplement to financial results based on GAAP, exclude certain charges including but not limited to share-based compensation, baseband exit charges, amortization of intangible assets, tax valuation allowance reversals, and non-recurring items. The company believes these non-GAAP financial measures provide useful information to both management and investors by excluding certain charges and non-recurring items that may not be indicative of Skyworks’ ongoing operations and financial performance.
Skyworks’ Fourth Fiscal Quarter 2008 Conference Call
     Skyworks will host a conference call with analysts to discuss its fourth fiscal quarter 2008 results and business outlook today at 5:00 p.m. Eastern time (ET). To listen to the conference call via the Internet, please visit the investor relations section of Skyworks’ Web site. To listen to the conference call via telephone, please call 888-713-4486 (domestic) or 913-312-1415 (international), confirmation code: 1681714.
     Playback of the conference call will begin at 9 p.m. Eastern time on November 6, and end at 9 p.m. Eastern time on November 13. The replay will be available on Skyworks’ Web site or by calling 888-203-1112 (domestic) or 719-457-0820 (international), pass code: 1681714.
About Skyworks
     Skyworks Solutions, Inc. is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity. The company’s power amplifiers, front-end modules and direct conversion radios are at the heart of many of today’s leading-edge multimedia handsets. Leveraging core technologies, Skyworks also offers a diverse portfolio of linear products that support automotive, broadband, cellular infrastructure, industrial and medical applications.

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     Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit Skyworks’ Web site at: www.skyworksinc.com.
Safe Harbor Statement
     This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future results and expectations of Skyworks (including certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “forecasts,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.
     These risks and uncertainties include, but are not limited to: unprecedented uncertainty regarding global economic and financial market conditions; the susceptibility of the wireless semiconductor industry and the markets addressed by our, and our customers’, products to economic downturns; the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory; losses or curtailments of purchases or payments from key customers, or the timing of customer inventory adjustments; changes in laws, regulations and/or policies in the United States that could adversely affect financial markets and our ability to raise capital; our ability to develop, manufacture and market innovative products in a highly price competitive and rapidly changing technological environment; economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security and health risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; fluctuations in our manufacturing yields due to our complex and specialized manufacturing processes; delays or disruptions in production due to equipment maintenance, repairs and/or upgrades; our reliance on several key customers for a large percentage of our sales; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the availability and pricing of third party semiconductor foundry, assembly and test capacity and raw materials; our ability to timely and accurately predict market requirements and evolving industry standards, and to identify opportunities in new markets; uncertainties of litigation, including potential disputes over intellectual property infringement and rights, as well as payments related to the licensing and/or sale of such rights; our ability to rapidly develop new products and avoid product obsolescence; our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement our business and product plans; lengthy product development cycles that impact the timing of new product introductions; unfavorable changes in product mix; the quality of our products and any remediation costs; shorter than expected product life cycles; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; and our ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission.
     These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Note to Editors: Skyworks, Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.
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SKYWORKS SOLUTIONS, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	Oct. 3,	Sept. 28,	Oct. 3,	Sept. 28,
(in thousands, except per share amounts)	2008	2007	2008	2007
Net revenues	$232,566	$190,454	$860,017	$741,744
Cost of goods sold	138,742	115,719	517,054	454,359

Gross profit	93,824	74,735	342,963	287,385

Operating expenses:
Research and development	38,777	33,731	146,013	126,075
Selling, general and administrative	25,399	22,298	100,007	94,950
Restructuring & other charges	567	—	567	5,730
Amortization of intangibles	1,101	536	6,005	2,144

Total operating expenses	65,844	56,565	252,592	228,899

Operating income	27,980	18,170	90,371	58,486

Interest expense	(1,695)	(2,662)	(7,330)	(12,026)
Other income, net	986	3,050	5,983	10,874
Early retirement of convertible debt	(6,836)	—	(6,836)	(564)

Income before income taxes	20,435	18,558	82,188	56,770
Benefit from income taxes	(34,354)	(3,435)	(28,818)	(880)

Net income	$54,789	$21,993	$111,006	$57,650

Earnings per share:
Basic	$0.33	$0.14	$0.69	$0.36
Diluted	$0.33	$0.14	$0.68	$0.36
Weighted average shares: *
Basic	163,948	159,496	161,878	159,993
Diluted	166,527	167,006	164,755	161,064

*	The diluted earnings per share calculation for the fiscal year ended October 3, 2008 and for the three months ended September 28, 2007 includes the impact of the Company’s 4.75% convertible subordinated notes which were retired during the first quarter of fiscal 2008.

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

	Three Months Ended		Year Ended
	Oct. 3,	Sept. 28,	Oct. 3,	Sept. 28,
(in thousands)	2008	2007	2008	2007
GAAP gross profit	$93,824	$74,735	$342,963	$287,385
Share-based compensation expense [a]	812	398	2,974	1,274
Revenue adjustments [b]	—	—	—	105
Cost of goods sold adjustments [b]	—	—	—	(1,249)
Acquisition related expense [c]	308	—	1,589	—

Non-GAAP gross profit	$94,944	$75,133	$347,526	$287,515

Non-GAAP gross margin %	40.8%	39.4%	40.4%	38.8%

	Three Months Ended		Year Ended
	Oct. 3,	Sept. 28,	Oct. 3,	Sept. 28,
(in thousands)	2008	2007	2008	2007
GAAP operating income	$27,980	$18,170	$90,371	$58,486
Share-based compensation expense [a]	6,450	4,021	23,212	13,737
Revenue adjustments [b]	—	—	—	105
Cost of goods sold adjustments [b]	—	—	—	(1,249)
Acquisition related expense [c]	308	—	1,589	—
Selling, general and administrative adjustments [b]	(823)	—	(1,325)	1,287
Restructuring & other charges [b]	567	—	567	5,730
Deferred executive compensation	449	—	449	—
Amortization of intangible assets [c]	1,101	536	6,005	2,144

Non-GAAP operating income	$36,032	$22,727	$120,868	$80,240

Non-GAAP operating margin %	15.5%	11.9%	14.1%	10.8%

	Three Months Ended		Year Ended
	Oct. 3,	Sept. 28,	Oct. 3,	Sept. 28,
(in thousands)	2008	2007	2008	2007
GAAP net income	$54,789	$21,993	$111,006	$57,650
Share-based compensation expense [a]	6,450	4,021	23,212	13,737
Revenue adjustments [b]	—	—	—	105
Cost of goods sold adjustments [b]	—	—	—	(1,249)
Acquisition related expense [c]	308	—	1,589	—
Selling, general and administrative adjustments [b]	(823)	—	(1,325)	1,287
Restructuring & other charges [b]	567	—	567	5,730
Deferred executive compensation	449	—	449	—
Amortization of intangible assets [c]	1,101	536	6,005	2,144
Early retirement of convertible debt [d]	6,836	—	6,836	564
Tax adjustments [e]	(34,414)	(3,563)	(30,959)	(2,048)

Non-GAAP net income	$35,263	$22,987	$117,380	$77,920

	Three Months Ended		Year Ended
	Oct. 3,	Sept. 28,	Oct. 3,	Sept. 28,
	2008	2007	2008	2007
GAAP net income per share, diluted	$0.33	$0.14	$0.68	$0.36
Share-based compensation expense [a]	0.04	0.02	0.14	0.09
Cost of goods sold adjustments [b]	—	—	—	(0.01)
Acquisition related expense [c]	—	—	—	—
Selling, general and administrative adjustments [b]	—	—	—	0.01
Restructuring & other charges [b]	—	—	—	0.04
Amortization of intangible assets [c]	0.01	—	0.04	—
Early retirement of convertible debt [d]	0.04	—	0.04	—
Tax adjustments [e]	(0.21)	(0.02)	(0.19)	(0.01)

Non-GAAP net income per share, diluted	$0.21	$0.14	$0.71	$0.48

[a]	These charges represent expense recognized in accordance with FASB Statement No. 123(R), Share-Based Payment. Approximately $0.8 million, $2.5 million and $3.1 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the three months ended October 3, 2008. Approximately $3.0 million, $8.7 million and $11.5 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the fiscal year ended October 3, 2008.

For the three months ended September 28, 2007, approximately $0.4 million, $1.9 million and $1.7 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively. For the fiscal year ended September 28, 2007, approximately $1.3 million, $5.6 million and $6.8 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively.

[b]	On October 2, 2006, the Company announced that it was exiting its baseband product area in order to focus on its core business encompassing linear products, power amplifiers, front-end modules and radio solutions. For the three months and fiscal year ended October 3, 2008, selling, general and administrative adjustments of $0.8 million and $1.3 million, respectively, represent a recovery of bad debt expense on specific accounts receivable associated with baseband product.

Restructuring and other charges of $0.6 million recorded during the three months and fiscal year ended October 3, 2008 relate to lease obligations associated with the closure of certain locations associated with the baseband product area.

Due to accounting classifications, the adjustments recorded during the fiscal year ended September 28, 2007 associated with the baseband product area are recorded in various lines and are summarized accordingly: revenue adjustments of $0.1 million, cost of goods sold credit adjustment of $1.2 million, selling, general and administrative adjustments of $1.3 million and restructuring and other charges of $5.7 million.

[c]	During the first quarter of fiscal 2008, Skyworks acquired Freescale Semiconductor’s power amplifier and front-end module product line. The purchase accounting charges recognized during the three months ended October 3, 2008 include $0.8 million amortization of acquisition related intangibles. Of the $0.8 million, $0.3 million was included in cost of sales. Amortization expense of $0.6 million relates to a previous business combination.

The purchase accounting charges recognized during the fiscal year ended October 3, 2008 include a $0.7 million charge to cost of sales related to the sale of acquisition related inventory and $4.5 million amortization of acquisition related intangibles. Of the $4.5 million, $0.9 million was included in cost of sales. Amortization expense of $2.4 million relates to a previous business combination.

[d]	The loss recorded during the three months ended October 3, 2008 relates to the early retirement of $62.4 million of the Company’s 1.25% and 1.50% convertible subordinated notes. Approximately $5.8 million represents premium paid and $1.0 million represents a write-off of deferred financing costs.

The charges recorded during fiscal year 2007 represent a write-off of deferred financing costs associated with the redemption of $130.0 million of the Company’s 4.75% convertible subordinated notes.

[e]	During the three months and fiscal year ended October 3, 2008, this adjustment primarily relates to the reversal of a valuation allowance against our deferred tax assets.

During the three months and fiscal year ended September 28, 2007, this adjustment primarily relates to the reversal of a valuation allowance against our deferred tax assets.
The above non-GAAP measures are based upon our unaudited consolidated statements of operations for the periods shown. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain charges and non-recurring items that we believe are not indicative of our ongoing operations and financial performance. Additionally, since we have historically reported non-GAAP results to the investment community, the inclusion of non-GAAP financial measures provides consistency in our financial reporting. Further, these non-GAAP financial measures are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	Oct. 3,	Sept. 28,
(in thousands)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$231,066	$248,079
Short-term investments	—	5,700
Accounts receivable, net	146,710	167,319
Inventories	103,791	82,109
Prepaid expenses and other current assets	13,089	10,511
Property, plant and equipment, net	173,360	153,516
Goodwill and intangible assets, net	503,417	494,332
Other assets	64,048	28,342

Total assets	$1,235,481	$1,189,908

Liabilities and Equity
Current liabilities:
Credit facility	$50,000	$50,000
Convertible notes	—	49,335
Accounts payable	58,527	56,417
Accrued liabilities and other current liabilities	40,213	41,471
Long-term debt	137,616	200,000
Other long-term liabilities	4,909	6,338
Stockholders’ equity	944,216	786,347

Total liabilities and equity	$1,235,481	$1,189,908